Exhibit 10.2

CONSULTING AGREEMENT

CONSULTING AGREEMENT, dated as of the 2nd day of May, 2008 (the “Effective Date”), by and between Firstway Enterprises, Inc., a Delaware corporation (the “Company”), and Searchlight Partners, LLC, a Florida limited liability company  (“Consultant”).

W I T N E S S E T H:

WHEREAS, Consultant has experience in providing advice on corporate development and strategic planning including guiding the Company through its immediate capital raising efforts including a financing in the amount of $1,000,000 with The Posner Group (the “Funding”), filing a registration statement with the Securities Exchange Commission, if needed, and obtaining a listing (the “Listing”) with the OTCBB (the “Services”); and

WHEREAS, the Company desires to engage the service of Consultant in connection with Services, and Consultant desires to perform such Services, all on and subject to the terms of this Agreement;

WHEREFORE, the parties do hereby agree as follows:

1. Services.

(a) The Company hereby engages Consultant to provide the Services.  In performing the Services, Consultant shall report to such person as may, from time to time, be designated by the Company’s chief executive officer.  Consultant shall not have any authority to execute contracts or make any commitments on behalf of the Company.

(b) Consultant accepts the engagement provided in this Agreement and agrees to perform the Services in a professional manner, diligently, in good faith, in a manner consistent with the best interests of the Company.  Consultant shall not be required to devote his full time and attention to the Services. The Company recognizes that Consultant has other business activities to which he devotes a significant amount of his time.

2. Term.  This Agreement shall, subject to Section 5 of this Agreement, have a term (the “Term”) commencing on the date of this Agreement and ending on the six month anniversary of the Effective Date.

3. Compensation.  In consideration of the Services rendered and to be rendered by Consultant the Company shall grant to Consultant 3,758,749 shares of the Company’s common stock, par value $.0001 per share (“Common Stock”), which shall be issued on the Effective Date to the parties set forth on Schedule 3.  The shares of Common Stock shall be issued upon the Company closing the Funding and/or the Listing with the OTCBB or any other trading platform.  The 3,758,749 shares of common stock issued under this Agreement shall have piggyback registration rights regardless of whether they are issued to the Consultant or its designees as set forth on Schedule 3.

4. Expenses.  The Company shall reimburse Consultant for all reasonable and necessary expenses incurred by Consultant on behalf of the Company upon presentation of appropriate vouchers and back-up documentation in accordance with the Company’s expense reimbursement policy.  Consultant will not incur any expenses for travel or any other expenses involving more than $100 without the prior written approval of the Company.

5. Confidential Information.

(a) Consultant recognizes and acknowledges that during the course of performing the Services it will acquire information regarding the Company and the Company’s business methods, technology, products, plans and clients and other information which is not publicly known and which the Company regards as proprietary to it and includes any confidential proprietary information (“Confidential Information”).  Without limiting the generality of the foregoing, Confidential Information includes all proprietary know-how, use and applications know-how, technical information, product formulae and formulations and other trade secrets relating to the Company’s products and proposed products, any information or other information contained in any patent application, regardless of whether a patent is ever issued with respect to such application, results of studies and surveys, in any stage of development, including, without limitation, modifications, enhancements, designs, concepts, techniques, methods, ideas, flow charts and all other information relating to the Company’s products.

(b) Consultant agree that it will not, at any time, whether during or after the Term, disclose to any person or use, directly or indirectly, for Consultant’s own benefit or the benefit of others, or aid or assist others in using any Confidential Information, or permit any person to examine or make copies of any document which may contain or is derived from Confidential Information, whether prepared by Consultant or otherwise coming into Consultant’s possession or control.

(c) In the event that Consultant is, pursuant to, or required by, applicable law, regulation or legal process, to disclose any of the Confidential Information, Consultant will notify the Company promptly so that the Company may, at its cost, seek a protective order or other appropriate remedy or, its sole discretion, waive compliance with the terms of this Section 5.  Consultant shall not disclose any Confidential Information until the court has made a ruling.  In the event that no such protective order or other remedy is obtained, or in the event that the disclosing party waives compliance with the terms of this Section 5, Consultants will furnish only that portion of the Confidential Information which it is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

6. Return of Confidential Information.  Consultant shall, upon completion of the Services or upon termination of Consultant’s engagement with the Company, or earlier at the request of the Company, turn over to the Company all documents, papers, computer disks or other material in Consultant’s possession or under Consultant’s control which may contain or be derived from Confidential Information, together with all documents, notes or other work products which are connected with or derived from the Services.  To the extent that any Confidential Information is on Consultant’s hard drive or other storage media, he shall, upon the request of the Company, cause such information to be erased from his computer disks and all other storage media.

7. Non-Solicitation.

(a) During the Term and for a period one (1) year following the expiration or termination of the Term, Consultant will not, directly or indirectly:

(i) persuade or attempt to persuade any person or entity which is or was a customer or supplier of the Company to cease doing business with the Company, or to reduce the amount of business it does with the Company (the terms “customer,” as used in this Section 7(a) includes any potential customer to whom the Company submitted bids or proposals, or with whom the Company conducted negotiations, during the Term);

(ii) persuade or attempt to persuade any employee of the Company to leave the Company’s employ, or to become employed by any person or entity other than the Company.

(b) Consultant acknowledge that the restrictive covenants (the “Restrictive Covenants”) contained in this Section 7 are a condition of Consultant’s engagement by the Company and the grant of the Common Stock and are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part of any of the Restrictive Covenants, is invalid or unenforceable, the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall remain in full force and effect, without regard to the invalid portion. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall have the power to reduce the geographic or temporal scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

8. Injunctive Relief.  Consultant acknowledge that the violation or threatened violation by it of any of the provisions of Sections 5, 6 and 7 of this Agreement shall cause immediate and irreparable harm to the Company.  In the event of any breach or threatened breach of any of said provisions, Consultant consent to the entry of preliminary and permanent injunctions by a court of competent jurisdiction prohibiting them from any violation or threatened violation of such provisions and compelling them to comply with such provisions. This Section 8 shall not affect or limit, and the injunctive relief provided in this Section 8 shall be in addition to, and not in lieu of, any other remedies available to the Company at law or in equity for any such violation by Consultant.

9. Non-Circumvention. Neither Company nor any representative of Company shall contact any funding source introduced to the Company through Consultant without the prior written approval of Consultant for the duration of this Agreement, or for a period of two years following the termination of this Agreement.  Furthermore, Company hereby irrevocably agrees not to circumvent, avoid, bypass, or obviate, directly or indirectly, the intent of this Agreement, or to avoid payment of fees in any transaction with any funding source introduced to the Company by Consultant.

10. Independent Contractors.  It is expressly agreed that the Company and Consultant are acting hereunder as independent contractors.  Neither party shall be deemed to an employer, employee, agent, partner or joint venturer of the other. No party has authority to enter into agreements on behalf of any other party or to bind any other party in any way.

11. Notices.  Any notices required or permitted to be sent hereunder shall be in writing and shall be sent, by certified or registered mail, return receipt requested, or by messenger or overnight courier which provides evidence of delivery, or by telecopier or similar means of communication if the receipt is acknowledged or if a copy thereof is sent in the manner provided in this Section 11.  Notices shall be sent to the addresses or telecopier number set forth on the signature page of this Agreement.  Notices shall be effective upon the date when delivery is either effected or refused.

12. Survival.  The provisions of Sections 5, 6 and 7 of this Agreement shall survive any termination of this Agreement or the Term.  This Agreement shall survive any change in stock ownership of the Company.

13. Miscellaneous.

(a) Consultant represents, warrants, covenants and agrees (i) that it has a right to enter into this Agreement, (ii) that it is not a party to any agreement or understanding, oral or written, which would prohibit performance of his obligations under this Agreement, (iii) that it will not use in the performance of his obligations hereunder any proprietary information of any other party which he is legally prohibited from using, (iv) that it is an accredited investor within the meaning of Rule 501 of the Commission pursuant to the Securities Act of 1933 (the “Securities Act”), (v) that it understands that the Shares constitute restricted securities within the meaning of Rule 144 of the Securities Exchange Commission (the “Commission”) pursuant to the Securities Act and may not be sold or otherwise transferred except pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act and (vi) acknowledges that the certificate or certificates for the Common Stock will bear the Company’s customary Securities Act restrictive legend.

(b) This Agreement, and the respective rights, duties and obligations of the parties pursuant to this Agreement, shall be governed and construed in accordance with the laws of the State of Florida applicable to agreements executed and to be performed wholly within such state without regard to principles of conflicts of law.  Each party hereby (i) irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement may be brought in any federal or state court situated in Sarasota, Florida, (ii) irrevocably submits to and accepts, with respect to its properties and assets, generally and unconditionally, the in personam jurisdiction of the aforesaid courts and waives the defense of an inconvenient forum to the maintenance of such action or proceeding, and (iii) agrees that service in any such action may be made either (x) by mailing or delivering a copy of such process to such party in the manner set forth in Section 10 of this Agreement, other than by facsimile transmission, or (y) by any other manner permitted by law.

(c)  This Agreement shall bind and inure to the benefit of the parties, and their respective executors, administrators, successors and assigns; provided, however, that neither party may assign his or its obligations under this Agreement except that this Agreement may be assigned by the Company in connection with a merger, consolidation or sale by the Company of all or substantially all of its business.

(d) If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement, shall, nevertheless, be binding upon the parties with the same force and effect as though the unenforceable part has been severed and deleted.

(e) Each of the parties to this Agreement shall execute and deliver to the other party, without charge to the other party, any further instruments and documents and take such other action as may be requested by the other party in order to provide for the other party the benefits of this Agreement.

(f) This Agreement may be executed in one or more counterparts, all of which shall be deemed to be duplicate originals.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

FIRSTWAY ENTERPRISES, INC.

By:  /s/ Stuart Posner
Name:  Stuart Posner
Title: Chief Executive Officer

ADDRESS:

12876 Biscayne Boulevard, Suite 276
Miami, Florida  33181
Attention: Stuart Posner, CEO
Facsimile: _____________________

SEARCHLIGHT PARTNERS, LLC

By:/s/ Todd Ellsworth
Name: Todd Ellsworth
Title: Managing Member

ADDRESS:

5020 Clark Road, Suite 156
Sarasota, Florida  34233
Attention: Todd Ellsworth, Managing Member
Facsimile: 941-827-8128

Schedule 3

Name	Number of Shares
Spyglass Ventures, LLC	1,503,500
Clifford Wildes	501,166
Carole Wildes	501,166
Katelyn Kesselring	501,166
Searchlight Partners, LLC	751,751

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